Sheila J. Rostiac                Human Resources
Senior Vice President-Human Resources         80 Park Plaza, T4, Newark, NJ 07102
and Chief Human Resources Officer        tel: 973-430-6047
email: Sheila.Rostiac@pseg.com

EXHIBIT 10a(20)
December 16, 2019

David M. Daly
42 Atlantic Street
Keyport, NJ 07735

Dear Dave:
I am pleased to offer you the position of President and Chief Operating Officer - PSEG Utilities and Clean Energy Ventures, in PSEG Services Corporation, effective January 1, 2020. In this position, you will be paid a base annual salary of $600,000. You shall be eligible for your next salary review in January 2021. Salary reviews will be conducted annually thereafter.
You will continue to be eligible to participate in the PSEG Senior Management Incentive Compensation Plan (“SMICP”) under the terms and conditions of that Plan. Your target incentive award will be 75% of your base salary. You may, however, be eligible to receive up to 150% of your base salary dependent upon business results. Targets and awards may be adjusted from time to time in accordance with established plan procedures. There is no guarantee of payment under the SMICP, and any such payment will be contingent upon your establishment and successful completion of 2020 goals and objectives and your award, if earned, for 2020 will be payable in 2021.
You will continue to be a participant in the PSEG 2004 Long-Term Incentive Plan as amended (“LTIP”). At the February 17, 2020 Organization and Compensation Committee (“O&CC”) meeting, it will be recommended that an LTIP grant of $1,360,000 be approved for you. This and any future LTIP grants will be in the form of 30% as Restricted Stock Units (“RSUs”) and 70% as Performance Share Units (“PSUs”). The number and form of LTIP grants recommended in any given year will appropriately reflect your responsibilities and ability to contribute to the long-term success of PSEG and is subject to the approval of the O&CC. All future grants under the LTIP will be subject to the terms of the LTIP and the related grant award agreements.

You will continue to be eligible to participate in the PSEG Deferred Compensation Plan For Certain Employees (“Deferred Compensation Plan”), which will allow you to defer a portion of your base pay and/or all or a portion of any cash incentive you may receive in any given year.

You will continue to be eligible to participate in the PSEG Equity Deferral Plan (“Deferred Equity Plan”), which will allow you to defer all or a portion of the receipt of shares under the LTIP.
You will continue to be a Schedule A participant in the Key Executive Severance Plan of Public Service Enterprise Group Incorporated, as amended from time to time.

David M. Daly                                December 16, 2019

If, at the time you terminate from employment, you are determined to be a “specified employee” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), your nonqualified deferred compensation payments will be delayed for six months following your termination of employment to the extent necessary to satisfy Section 409A.
You will continue to be required to own and retain a level of company stock commensurate with your new position as outlined in the attached Officer Stock Ownership and Retention Policy. Your retention requirement will continue to be 4x your annual base salary.
You will continue to be eligible for a monthly vehicle stipend of $1,000.
You will be changing legal entity companies (from PSE&G to PSEG Services Corporation) and will therefore have a restart of your Social Security (FICA) tax. In addition, NJ Unemployment tax and NJ Family Leave Insurance tax will also restart. You will be able to request a refund of these taxes when you file your 2020 income tax return.
The purpose of this letter is to set forth the terms of your new position with the Company; it is not a contract of employment, nor does it guarantee your employment with the Company for any period of time. Your employment with the Company is at-will, which means that either you or the Company is free to terminate the employment relationship at any time, for any reason, with or without cause.
Additionally, enclosed is a booklet referencing the Responsibilities of Corporate Officers and Directors.
Finally, you will be required to sign the enclosed Confidentiality, Non-Competition, and Non-Solicitation Agreement, and the enclosed Arbitration Agreement.

David M. Daly                                December 16, 2019

If the foregoing is in accordance with your understanding, please sign this letter and the enclosed Agreements, and return them to me.

Sincerely,

/s/ Sheila J. Rostiac

Sheila J. Rostiac
Senior Vice President - Human Resources
and Chief Human Resources Officer

Agreed to this 18 day of December, 2019.

/s/ David M. Daly
_______________________________________
David M. Daly

Attachments:

1.	Senior Management Incentive Compensation Plan (“SMICP”)

2.	PSEG Deferred Compensation Plan

3.	PSEG Equity Deferral Plan

4.	Key Executive Severance Plan

5.	Officer Stock Ownership & Retention Policy

6.	Confidentiality, Non-Competition and Non-Solicitation Agreement

7.	Arbitration Agreement

8.	Responsibilities of Corporate Officers and Directors

Sheila J. Rostiac                Human Resources
Senior Vice President-Human Resources         80 Park Plaza, T4, Newark, NJ 07102
and Chief Human Resources Officer        tel: 973-430-6047
email: Sheila.Rostiac@pseg.com

February 4, 2020

David M. Daly
42 Atlantic Street
Keyport, NJ 07735

Supplement to offer letter dated December 16, 2019

Dear Dave:
For the avoidance of doubt, in your new position, effective January 1, 2020, as President and Chief Operating Officer - PSEG Utilities and Clean Energy Ventures, in PSEG Services Corporation, you will also maintain your prior title and responsibilities as President of Public Service Electric & Gas (“PSE&G”) and Chairman of the Board (“COB”) of PSEG Long Island.

No other terms or conditions of your December 16, 2019 Offer Letter for the position of President and Chief Operating Officer - PSEG Utilities and Clean Energy Ventures, in PSEG Services Corporation will change.

If the foregoing is in accordance with your understanding, please sign and date this letter and return to me.

Sincerely,

/s/ Sheila J. Rostiac

Sheila J. Rostiac
Senior Vice President - Human Resources
Chief Human Resources Officer & Chief Diversity Officer

Agreed to this 4th day of February, 2020.

/s/ David M. Daly
_______________________________________
David M. Daly